Exhibit 10.10

August 13, 2025

Chris Zegarrelli
Chris_zeg@yahoo.com

CFO – Chief Financial Officer

Dear Chris,

Congratulations! We are pleased to confirm that you have been selected to serve as Chief Financial Officer of Silvaco Group, Inc. (“Silvaco” or the “Company”), reporting directly to the Chief Executive Officer. You will be expected to devote your full professional time and best efforts to the Company in accordance with the responsibilities assigned to you.

Base Salary:    Your annual base salary will be $450,000, paid in semi-monthly installments in accordance with the Company’s regular payroll and accounting practices and procedures (the “Base Salary”). Your Base Salary is subject to statutory deductions and withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of the pay period. As an exempt employee, you will be expected to work normal business hours, as well as additional hours as required by your job duties, and you will not be paid overtime.

Sign On Bonus:     You will receive a first-half sign-on bonus of $200,000, payable within 30 days after your start date per normal payroll cycle. In the event you voluntarily resign or are terminated for cause prior to the start of fiscal year 2027, you agree to repay this amount to the Company.

You will be eligible to receive a second-half additional bonus of $200,000 upon:

1. Achievement of the Company’s fiscal year 2026 Annual Operating Plan (“AOP”) revenue and profit targets at or above 100% of plan. The payout for these targets are proportional to the annual and profits targets achieved. You will participate in and lead the AOP planning process between Sept and Oct of 2025; and

2. Your continued employment in good standing through December 31, 2026.

This additional bonus will be payable on the same schedule and in the same cycle as annual bonuses for the rest of the executive team.

2025 Annual Bonus:    You will be eligible for an annual target bonus of 60% of base salary. This bonus will be based on the same performance metrics and payout curve applicable to the executive management team under the Board-approved performance metrics that fiscal year.

Annual bonuses are subject to Compensation Committee review and Board approval, and are paid on the same schedule as for the executive team.

PTO (Paid Time Off)                     Silvaco offers 15 days for new hires, which accrues 5.00 hours per pay period up to max accrual of 120 hours. Paid Time Off (PTO) bank is carried over each year up to the max accrual.

Location:    Remote - HQ

Stock Incentive Plan:     Silvaco offers a comprehensive stock incentive plan, the Company's 2024 Stock Incentive Plan (the "2024 Plan"), designed to provide employees with equity participation in the company as an incentive and reward for their performance. Under this plan, employees may be periodically granted Restricted Stock Units (RSUs) as determined by a committee appointed by the company’s Board of Directors.

Equity Compensation    After your start of employment, subject to approval of the Board of Directors, you will be granted $2,300,000 RSUs. The RSUs will vest over a four-year period, with 25% of the RSUs vesting on the first anniversary of the first day of the month following your employment start date (one-year cliff) and the remaining 75% vesting in twelve equal quarterly installments over the next three years. You will need to remain an employee of the Company on each vesting date to receive the RSUs.

RSUs /PRSUs    Beginning in fiscal year 2027, and subject to approval of the Board of Directors, you will be eligible to earn annual RSU/PRSU awards in lieu of the “refresh” equity awards typically provided to executives. These PRSUs will be awarded on the same grant date and under the same process as for the rest of the executive management team.

For each fiscal year, the target grant date fair value of your RSU/PRSU opportunity is currently expected to be in the range of $1,200,000 to $1,500,000, consistent with our current equity compensation framework for executives in comparable roles. The actual target value for each year will be determined annually by the Board based on the Company’s performance against the prior year’s Board-approved performance metrics. Your first RSU/ eligibility will be in fiscal year 2027, based on the Company’s fiscal year 2026 performance results.

The number of RSU/PRSUs earned for a fiscal year will be determined using the same performance metrics and payout curve as the executive
4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

management team’s annual bonus plan which you will participate in establishing along with the Board.

RSU/PRSUs earned for a given year will vest in equal quarterly installments over the following four years, subject to your continued employment on each vesting date. Performance will be measured on the Company’s standard fiscal year cycle (January 1 – December 31), with performance certification and determination of earned RSU/PRSUs occurring on the same schedule as for the rest of the executive team.

All RSU/PRSU awards remain subject to annual Board review and approval and will follow the same performance structure and schedule as those applicable to the executive management team

Employee Stock In addition to the Stock Incentive Plan, Silvaco may offer an Employee
Purchase Plan (ESPP)    Employee Stock Purchase Plan (ESPP) that would allow employees to purchase company stock at a discounted price. You would be eligible to participate in the ESPP according to the terms and conditions of the plan, which will be provided to you after your start date.

Executive Severance Plan:     As part of your compensation package, you will eligible to participate in our Executive Severance Plan (attached). Please note that any severance benefits will be subject to the terms and conditions of the Executive Severance Plan, as may be in effect (and which may be modified or terminated) from time to time.

Benefits:     You will be offered the opportunity to participate in currently available Company benefits, as they are established or maintained from time to time, for which you meet any relevant eligibility criteria. Benefits may include health benefits, vision benefits, dental benefits, Health Savings Account, and Flexible Spending Account.

Silvaco’s 401(k)-retirement savings plan has a dollar-for-dollar employer match of up to 4% based on employee eligibility requirements.

Please note that benefit programs will be subject to the terms of their respective plan documents and administered in accordance with all applicable laws. Details regarding the Company’s benefits can be provided upon request.

You will also receive paid time off pursuant to Company policies, as they are established and maintained from time to time. Please note that the Company’s paid time off policies will be administered in accordance with applicable laws; accordingly, terms and conditions related to the accrual, usage, and payout of paid time off may vary from one jurisdiction to the next. Information related to paid time off in your jurisdiction will be provided to you via the Company’s written policies and procedures.
4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

Representations:     In accepting this offer, you are representing to the Company that: (i) you do not know of any conflicts or obligations owed to others (including any former employers) that would restrict your service with the Company, and (ii) you will not provide the Company with or bring with you at any time on Company property any documents, records, or other confidential information belonging to other parties. We wish to impress upon you that we do not want you to—and we hereby direct you not to—violate any such obligations you may have to any former employer or other third party.

Policies:     As a Company employee, you will be expected to abide by Company policies, rules, and regulations as in effect from time to time. You may be specifically required to sign an acknowledgment that you have read and understand the Company’s policies and rules of conduct, as in effect from time to time.

Your employment with Silvaco will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time. This is the full and complete agreement between you and the Company on this term, and the at-will nature of your employment may only be altered by a written agreement signed by the CEO of the Company.

This job offer is contingent upon the following:

•Documentation evidencing your identity and eligibility for employment in the United States, which must be provided to the Company within three business days of your start date.
•Completion of a satisfactory credit and background check.
•Execution of an employment/confidentiality agreement.

This offer letter and the employment/confidentiality agreement together set forth the entire understanding between you and the Company regarding the terms of your employment with the Company and supersede any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. Any modification to this offer letter, other than the provisions regarding at-will employment (which may only be altered by written agreement signed by the CEO of the Company), shall be in writing, signed by you and a duly authorized officer of the Company. Any waiver of a right under this offer letter must be in writing. You should note that the Company may modify job titles, duties, or reporting relationships, as well as compensation and benefits from time to time in its sole discretion and as it deems necessary. Further, all forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. This offer letter shall be construed and interpreted in accordance with the laws of the state in which you live and perform services for the Company, without regard to conflict of law principles.

We are excited to have you become a part of the Silvaco team and for you to bring your considerable expertise to this position. We would like for you to start work on August 25, 2025, or as soon as reasonably practicable.

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000

If you have any questions, please contact HR@silvaco.com.

To confirm your intention to join Silvaco, please sign and return this original no later than September 2, 2025.

Sincerely,

/s/ Carrie Allegretti

Carrie Allegretti
SVP, Global Human Resources

I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with Silvaco is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice. No further commitments were made to me as a condition of or an inducement to my employment.

/s/ Christopher Zegarelli____________________        August 17, 2025
Chris Zegarrelli                            Date

4701 Patrick Henry Drive, Building 23 | Santa Clara, California | 408.567.1000